Exhibit 10.1

12707 High Bluff Drive, Suite 200 ♦ San Diego, CA 92130 O: 858.299.4699

April 15, 2021

Via Email

Neha Krishnamohan
[home address and email address redacted]

Re:	Employment Letter

Dear Neha:

On behalf of Kinnate Biopharma Inc. (the “Company” or “we”), I am pleased to offer you employment on the terms and conditions set forth in this employment letter agreement (the “Agreement”), effective as of the date on which you commence employment with the Company (the “Effective Date”).

1.          Title; Position.  You will serve as the Company’s Chief Financial Officer and Executive Vice President, Corporate Development.  You will report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Company’s Chief Executive Officer.  While you render services to the Company, you will not engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration or otherwise without the prior written approval of the Company’s Board of Directors (the “Board”).  You may engage in charitable and community activities as well as own, as a passive investment, less than two percent (2%) of the capital stock of any corporation listed on the national securities exchange or publicly traded in the over-the-counter market, as long as such activities do not interfere with the performance of your duties under this Agreement.  By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.          Location.  You will primarily perform your duties at the Company’s San Diego site but will be expected to maintain a substantial presence at the Company’s San Francisco site as required to fulfill your responsibilities (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s San Francisco site remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

3.          Base Salary.  As of the Effective Date, your annual base salary will be $420,000.00 (the “Salary”), which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. The Salary will be subject to review and adjustment from time to time by the Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

4.          Annual Bonus.  For each fiscal year of the Company, you will have the opportunity to earn a target annual cash bonus equal to forty percent (40%) of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee.  Unless determined otherwise by the Board or Committee, as applicable, (i) any such bonus will be subject to your continued employment through and until the date of payment and (ii) any bonus for the fiscal year in which you commence employment with the Company will be prorated based on the period during such fiscal year that you are employed with the Company.  Any such bonus amounts paid will be subject to any applicable withholdings.  Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

5.          Equity Awards.  Subject to the approval of the Board, you will be granted an option to purchase 270,000 shares of Company common stock at a price per share equal to the fair market value per share of Company common stock on the date of grant, as determined by the Board.  It is intended that such option will, to the extent it so qualifies, be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.  Such option will vest 25% on the one-year anniversary of your vesting commencement date and thereafter in equal monthly installments over the next 36 months so that such option is fully vested on the four-year anniversary of your vesting commencement date, with the foregoing vesting events subject to your continuous status as a service provider of the Company.  You will be eligible to receive additional awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

6.          Sign-On Bonus.  You will be paid a one-time sign-on bonus amount of $50,000.00 (paid out, less applicable withholdings, within thirty (30) days after your first day of employment, provided that you are employed with the Company on such date), with the expectation that you will remain employed with the Company for one (1) year from your start date.  This sign-on bonus will not be earned until the one-year anniversary of your commencement of employment with the Company.  If you choose to voluntarily leave the Company before the one-year period expires, you will be obligated and agree to pay back to the Company the entire sign-on bonus within ten (10) days following your last day of employment.

7.         Employee Benefits; Company Policies.  You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements.  The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time.  The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.  You will abide by the Company’s insider trading policy, code of conduct and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

8.         Severance.  You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company.  Any Severance Agreement will become effective as of the Effective Date.  The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with a change in control of the Company as well as certain qualifying terminations of your employment with the Company.

9.         Confidentiality Agreement.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you agree to execute and deliver, on or before the Effective Date, the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information.  As provided in the Confidentiality Agreement, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree,  to the extent not prohibited by applicable law, (i) any and all disputes between you and the Company will be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, (iv) the arbitration will provide for adequate discovery and (v) the Company will pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

10.        At-Will Employment.  This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company.  Your employment with the Company will be at‑will, as defined under applicable law.  This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.  You should note that the Company may modify your position, duties, goals, reporting relationship, work location, compensation and benefits from time to time as it deems necessary or advisable, subject to any rights you have under the Severance Agreement or otherwise.

11.       Protected Activity Not Prohibited.  The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company.  In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law.  You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.  In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets.  The full text of the notice is attached in Appendix A.

12.        Background Check; Immigration Matters.  The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within three (3) business days after the Effective Date, or the employment relationship between the Company and you may be terminated.

13.        Miscellaneous.  This Agreement, together with the Confidentiality Agreement and the Severance Agreement, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company.  This Agreement will be governed by the laws of the State of California but without regard to the conflict of law provision.  This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To accept the Company’s offer of employment, please sign and date in the spaces indicated and return this Agreement to the undersigned.  If you accept the Company’s offer, your first day of employment will be June 7, 2021, or such other date agreed to by you and the Company.  This offer of employment will terminate if this Agreement is not accepted, signed and returned to the undersigned by April 19, 2021.

Sincerely,

KINNATE BIOPHARMA INC.

By:	/s/ Nima Farzan
Name: Nima Farzan
Title: Chief Executive Officer

Date:	April 15, 2021

Agreed to and accepted:

/s/ Neha Krishnamohan
Neha Krishnamohan

Date:	April 15, 2021

Appendix A

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”